Exhibit 10.1

COMPENSATION OF SHERRY A. STURMAN

     On April 15, 2005, OrthoLogic Corp. (the “Company”) set the maximum cash bonus for Sherry A. Sturman for the year ending December 31, 2005 in accordance with her employment agreement with the Company dated March 2, 2004. The 2005 maximum cash bonus for Ms. Sturman was set at 45% of her minimum base annual salary, or $90,000.